BALANCED LIVING, INC.
                6375 South Highland Drive, Suite D
                    Salt Lake City, Utah 84121


May 30, 2000



Wizzard Software Corporation
424 Gold Way
Pittsburgh, Pennsylvania 15213

Attention:     Christopher J. Spencer, President

Re:       Letter of Intent for the acquisition by Balanced
          Living, Inc., a Nevada corporation ("Balanced
          Living"), of 100% of the outstanding securities of Wizzard Software Corporation, a Delaware corporation
          ("Wizzard")

Dear Mr. Spencer:

          This letter will confirm the following general terms upon which the Board of Directors of Balanced Living will adopt an Agreement and Plan of Reorganization (the "Reorganization ") whereby Balanced Living will exchange shares of its one mill ($0.001) par value common voting stock for up to 100% of the outstanding stock of Wizzard.

          We propose that a Reorganization approved by our respective Boards of Directors be negotiated and executed and which will set forth in detail our intent, upon the following general terms and conditions:

          A.   The Reorganization

          At or prior to the closing of the Reorganization (the "Closing"), Balanced Living will:

           (i) Acquire and/or cancel all outstanding warrants, stock options or other contractual commitments granting the holders thereof the right to acquire any authorized but unissued securities of Balanced Living.

          (ii) Satisfy and pay all liabilities of any type or nature whatsoever, and shall have no liabilities, material assets or subsidiaries, and all of its expenses incident to the Reorganization or otherwise shall have been paid or satisfied.

          (iii) Issue an aggregate of 100,000 pre-split shares of its common stock to an attorney (Leonard W. Burningham, Esq. and certain of his employees) for non-capital raising services rendered and to be rendered to Balanced Living prior to the completion of the Reorganization, and the preparation and filing of an S-8 Registration Statement with the Commission registering these shares. These shares shall be valued at $10,000, which is the approximate value of the services to be rendered, without taking into consideration any value for the Reorganization, because of the substantial conditions precedent to its completion and the uncertainty of its Closing; and issue an aggregate of 2,500,000 shares of its common stock to Jenson Services, Inc., a Utah corporation and financial consulting firm ("Jenson Services") in consideration of $25,000.

          (iv) Effect a 1.65 for one forward split of its outstanding common stock, increasing the pre-Reorganization Balanced Living outstanding shares from 3,467,849 to 5,721,950 shares, more or less (depending upon rounding resulting from the forward split), and taking into account the shares and rights to shares to be canceled in A(v) and the shares to be issued as provided in A(iii).

          (v) Cancel 4,025,000 shares of its outstanding stock representing a portion of the shares of Balanced Living's common stock that are owned by its principal stockholder in consideration of the Agreement.

          (vi) Balanced Living shall conduct a private placement (the "Private Offering") of post-split shares of its restricted securities (common stock) at a price of between $2.50 and $4.00 per share, to raise a minimum of $5,000,000 (the "Minimum Offering") and a maximum of $9,000,000 (the "Maximum Offering"), with a condition precedent to the Reorganization being the completion of the Minimum Offering. The Private Offering shall be offered and sold by a registered broker/dealer, to be selected by Balanced Living and Wizzard, that will be paid a sales commission of approximately 8% of the offering proceeds and other related expenses, subject to receipt of the Minimum Offering. The confidential private offering memorandum (the "Offering Memorandum") describing the Private Offering shall be prepared by Balanced Living's counsel, Leonard W. Burningham, Esq.,with the assistance of Wizzard's counsel, and shall primarily describe an investment opportunity in Wizzard, as adjusted to take into account the Reorganization. Wizzard will cooperate with Balanced Living in connection with the Private Offering. Wizzard and Balanced Living shall each indemnify and hold the other, their agents and counsel, harmless from and against any liability of any type or nature whatsoever relating to any misstatements of material information or omissions thereof regarding the other that are contained in the Offering Memorandum. The securities sold in the Private Offering shall be sold, subject to lock-up/leak-out provisions, and shall be subsequently registered with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for public resale, as shall be described in the Offering Memorandum. If the Minimum Offering is completed, but the Reorganization is not consummated, then the proceeds of the Private Offering shall be returned to investors, without any deduction therefrom or interest thereon. The reorganized Balanced Living agrees to use its "best efforts" to (i) register all of the securities purchased in the Private Offering by filing a registration statement within forty-five (45) days after the Closing, and (ii) cause such registration statement to be declared effective within one hundred fifty (150) days after Closing. The shares registered hereby shall be subject to lock-up/leak-out provisions which shall allow the investors in the Private Offering to sell or otherwise transfer ten (10%) percent of their shares purchased in each three-month period after the registration statement is declared effective, such amounts to be cumulative. All lock-up/leak-out restrictions shall expire upon the later of eighteen (18) months after the Closing or one year after the registration statement is declared effective.

          (vii) Acquire all of the outstanding shares of common stock of Wizzard that are owned by its current principal stockholders (the "Principal Stockholders"), amounting to approximately 13,090,000 shares of Wizzard's total outstanding shares of 13,635,938 or approximately 96% of Wizzard's outstanding securities (not including shares issued upon conversion of a certain Convertible Promissory Note dated May 2, 2000 [if converted pursuant to its terms at the Closing]), by the exchange for 13,446,950 shares of restricted common stock of Balanced Living or 1.027268907 shares of Balanced Living for each share of Wizard.


          (viii) Use its best efforts to acquire the remaining outstanding securities of Wizzard on similar terms and conditions, and to the extent required or necessary by applicable law, and subject to lock-up/leak-out provisions accompanying the offer: (1) file a registration statement with the Commission under the Securities Act covering the share exchange proposal with the remaining Wizzard stockholders on or before one year from the date of the initial Closing of the Reorganization; (2) seek a "no action" letter from the Commission to allow the reorganized Balanced Living to file such a registration statement earlier than one year, and within approximately six months; or (3) seek a "no action" letter from the Commission allowing the reorganized Balanced Living to effect the exchange with Wizzard's remaining stockholders in a transaction exempt from the registration provisions of Section 5 of the Securities Act, whichever can assist in accomplishing the exchange with Wizzard's remaining stockholders as soon as is practicable.

          (ix) Designate and elect the present directors and executive officers of Wizzard to the same positions with Balanced Living, at which time the current directors and executive officers of Balanced Living will resign.

          (x) Following the Reorganization, and assuming the sale of an aggregate of 2,800,000 shares at a price of $2.50 in the Private Offering for an aggregate of $7,000,000 (1,750,000 shares, if the Private Offering is at $4.00 per share), there would then be 17,943,900 outstanding shares of Balanced Living's common stock (16,893,900 shares, if the Private Offering is at $4.00 per share), approximately 9% of which would then be owned by the former stockholders of Balanced Living (and approximately 10%, if the Private Offering is at $4.00 per share); approximately 16% of which would then be owned by the Private Offering participants (approximately 10%, if the Private Offering is at $4.00 per share); and approximately 75% of which would then be owned by the Principal Stockholders of Wizzard (approximately 80%,
               if the Private Offering is at $4.00 per share).   Wizzard
               would then be a 96% subsidiary of Balanced Living, with 3% of the outstanding shares of Wizzard remaining in the hands of Wizzard's prior stockholders. These computations do not include any shares that may be issued in connection with the Convertible Promissory Note dated May 2, 2000.

          (xi) On Closing, Balanced Living's name will be changed to "Wizzard Software Corporation."

          (xii) To the extent applicable, the acquisition is intended to be a tax-free reorganization under Section 368(a)(1)(B) of the
                    Internal Revenue Code.   No opinion in this respect is given
                    by Balanced Living or its legal counsel.

          B.   The Reorganization.

          The Reorganization shall include, contain or provide:

           (i) Representations and Warranties. Customary and usual representations and warranties by the parties.

          (ii) Opinions of Counsel. For the delivery at Closing of favorable opinions of counsel for the corporate parties with respect to customary and usual matters of law covered under similar agreements and parties.

               (iii)     Financial and Other Information.

               (a) The examination and inspection of the books and records of each of the parties prior to Closing; the delivery no later than at Closing of customary schedules listing each party's material contracts, real and personal properties, pending, threatened and contemplated legal proceedings and employees; assets and liabilities, including contingencies and commitments, and such other information as is customarily provided or as may be reasonably requested;

               (b) Each of the parties will provide audited financial statements, consisting of a balance sheet and a related statement of income for the period then ended which fairly present the financial condition of each as of their respective dates and for the periods involved, and such statements shall be prepared in accordance with generally accepted accounting principles consistently applied, on Closing, for such period or periods as shall be set forth in the Reorganization; and

               (c) The financial statements of Balanced Living shall reflect no liabilities and no assets prior to the Closing, with all expenses related to the Reorganization having been paid.

          (iv) Expenses. It is understood and agreed that the completion of the Reorganization will require the joint efforts of many parties, including those of Jenson Services, Inc. ("Jenson Services") and Corporate Capital Management, LLC ("CCM"), two financial consulting firms. In the event of the termination of the Reorganization or the failure to satisfy the conditions precedent to the completion of the Reorganization, Balanced Living, Wizzard, Jenson Services and CCM will each bear and pay their respective costs and, except as herein provided, no party shall have any liability to any other for any such expenses. Generally, it is anticipated that all Reorganization related expenses of Balanced Living shall be paid by Jenson Services, with the exception of those related to the legal services to be rendered in relation to the securities matters as outlined in A(vi) above; Wizzard will be responsible for all services and costs of its counsel, Nischwitz, Pembridge & Chriszt Co., LPA, respecting the Reorganization, the Offering Memorandum information respecting Wizzard or otherwise; Wizzard will be responsible for payment of $50,000 and CCM shall be responsible for all other costs billed by the firm of Robson Ferber Frost Chan & Essner, LLP, which will involve the preparation of the Reorganization documents and exhibits and the review of all documents related to the Reorganization. All expenses for matters to occur following the Closing shall be the responsibility of the reorganized Balanced Living, including the costs and expenses related to any required registration statements to be filed with the Commission. In consideration of the expenses of Jenson Services and CCM, and other payments to be made, Jenson Services and CCM intend to negotiate with a small number of current stockholders of Balanced Living, to obtain options to acquire a portion of the Balanced Living shares presently held by such Balanced Living stockholders or to participate in the proceeds from the sale of certain Balanced Living shares so owned.

           (v) Conduct of Business of Balanced Living and Wizzard Pending Closing. Until consummation or termination of the Reorganization, and except as outlined herein, Balanced Living and Wizzard will conduct business only in the ordinary course and none of the assets of Balanced Living or Wizzard shall be sold or disposed of except in the ordinary course of business or with the written consent of the other party. Balanced Living consent to the recission offer currently being made by Wizzard.

          (vi) Balanced Living and Wizzard will use their respective "best efforts" to complete the Reorganization in a timely manner, but not later than 120 days from the date of execution of this letter.

           (vii)    Other.

               (a) Balanced Living and Wizzard shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Reorganization, and all applicable legal requirements shall have been satisfied;

               (b) The Reorganization shall be executed as soon as practicable;

               (c) The Boards of Directors of Balanced Living and Wizzard shall have approved, and persons owning not less than 80% of the outstanding voting securities of Wizzard shall have accepted the Reorganization;

               (d) To the extent required by applicable law, the approval of the Balanced Living and Wizzard stockholders shall have been obtained;

               (e) All notices or other information deemed required or necessary to be given to any party shall be deemed given when actually received if sent by mail or courier or when received by facsimile transmission provided that a confirmation copy is sent by mail at the following addresses:

                    Balanced Living:    6375 South Highland Drive, Suite D
                                   Salt Lake City, Utah 84121

                    With a copy
                    to:            Leonard W. Burningham, Esq
                                   Suite 205, 455 E. 500 S.
                                   Salt Lake City, Utah 84111
                                   Facsimile: 801-355-7126

                    Wizzard:            424 Gold Way
                                   Pittsburgh, Pennsylvania 15213
                                   Facsimile: 412-621-2625

                    With a copy
                    to:            James R. Chriszt, Esq.
                                   Timothy Pembridge, Esq.
                                   Cort Shoe Building, Fourth Floor
                                   1265 West 6th Street
                                   Cleveland, Ohio 44113-1326
                                   Facsimile: 216-861-8180

                    and in all cases with copies to:

                    Corporate Capital Management
                    2000 South Plymouth Road, Suite 210
                    Minnetonka, Minnesota 55305
                    Attn: Mark Savage
                    Facsimile: (612) 512-9958

                    Robson Ferber Frost Chan & Essner, LLP.
                    530 Fifth Avenue
                    New York, New York 10036-5101
                    Attn: David I. Ferber, Esq.
                    Facsimile No. (212) 944-7630

               (f) Any finder's fee or similar payments with respect to the Reorganization shall be paid by the party agreeing to such fees or payments.

               (g) The Reorganization shall contain customary and usual indemnification and hold harmless provisions;

               (h) The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of Delaware.

               (i) Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting due diligence investigations;

               (j) The substance of any public announcement with respect to this Letter of Intent or the Reorganization, other than notices required by law, shall be approved in advance by all parties or their duly authorized representatives;

               (k) The current Board of Directors and officers of Balanced Living shall resign at closing, and be replaced by those persons designated by Wizzard; and

               (l) Balanced Living will change its name to "Wizzard Software Corporation."

          Except as provided in paragraphs B(iv), B(v) and B(vii)(i) and
(j), this letter merely evidences the intention of the parties hereto and is not intended to be legally binding; it may be terminated by either party without qualification.

          C. Counterparts. This Letter of Intent may be executed in any number of counterparts each of which shall be deemed to be an original instrument, and all of such counterparts together shall constitute but one agreement.

          If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this letter in duplicate, retain one copy for your records, and return one to Leonard W. Burningham, at his address, which is Suite 405 Hermes Building, 455 East 500 South, Salt Lake City, Utah 84111; or by facsimile to 801-355-7126.

                              Very truly yours,

                              BALANCED LIVING, INC.


                              By/S/Jeannene Barham
                                    President


Accepted this 30th day of May,
2000.


WIZZARD SOFTWARE CORPORATION


By/s/Christopher J. Spencer
    Christopher J. Spencer, President


JENSON SERVICES, INC.


By/s/Duane S. Jenson
    Duane S. Jenson, President



CORPORATE CAPITAL MANAGEMENT, LLC


By/s/Mark Savage
    Mark Savage, President